Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Board of Directors

Old Line Bancshares, Inc.

Bowie, Maryland

We hereby consent to the incorporation by reference of our report dated March 20, 2013, relating to the consolidated financial statements of Old Line Bancshares, Inc. (the Company), which report appears in the Company's Form 10-K for the year ended December 31, 2014, in the Company's Registration Statement on Form S-4 (No. 333-______).  We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

Baltimore, Maryland
August 31, 2015

8100 Sandpiper Circle, Suite 308, Baltimore, Maryland 21236

443‑725‑5395 FAX 443‑725‑5074

Website: www.Rowles.com